                                                                   Exhibit 10.4



                    FIRST AMENDMENT TO INVESTMENT AGREEMENT



         THIS FIRST AMENDMENT TO INVESTMENT AGREEMENT (this "Amendment"), dated as of October 23, 1995, is made by and among (i) DeVLIEG-BULLARD, INC., a Delaware corporation (the "Company"), (ii) ALLIED INVESTMENT CORPORATION ("AIC"), ALLIED INVESTMENT CORPORATION II ("AIC II"), ALLIED CAPITAL CORPORATION II ("ACC II"), all Maryland corporations (collectively "Allied"), BANC ONE CAPITAL PARTNERS CORPORATION, a Texas corporation ("Banc-One"), and PNC CAPITAL CORP, a Delaware corporation ("PNC") (Allied, Banc-One and PNC are sometimes collectively referred to as the "Original Holders" or individually as an "Original Holder") (Banc-One and PNC are sometimes collectively referred to as the "Senior Holders" or individually as a "Senior Holder"), (iii) CHARLES E. BRADLEY, SR. an individual residing in Connecticut ("Bradley") and (iv) JOHN G. POOLE, an individual residing in Connecticut ("Poole")(Bradley and Poole are sometimes collectively referred to as the "Junior Holders", or individually as a "Junior Holder". The Senior Holders and the Junior Holders are sometimes collectively referred to as the "Holders").

                                  WITNESSETH:

         WHEREAS, the Original Holders and the Company entered into an Investment Agreement dated as of May 25, 1994 ("Agreement") pursuant to which the Original Holders agreed to purchase $12 million of subordinated debentures (the "Senior Debentures") in accordance with, and as provided in, the Agreement;

         WHEREAS, the Company has requested the Senior Holders to and the Senior Holders have agreed to consent to the Company's purchase of the stock of The National Acme Company (the "Acquisition", as further defined below) and to amend certain financial maintenance and other covenants set forth in the Agreement, to approve borrowings in excess of amounts currently permitted under the Agreement, and other matters and the Company and the Original Holders have agreed therefore to amend certain provisions of the Agreement as set forth below;

         WHEREAS, the Company also has requested the Original Holders to release their existing lien on any and all assets of the Company, and Bradley and Poole, as principal shareholders of the Company, have agreed to provide the Holders with substitute collateral for such assets, all on terms and conditions as set forth below;

         WHEREAS, Bradley and Poole have agreed to invest an additional $4 million in the Company by purchasing $4 million of debentures which will be junior to the Senior Debentures, the proceeds of which will be used to pay off and satisfy the Senior Debentures held by Allied;

         WHEREAS, in connection with the payoff of the Debentures held by Allied, Allied has agreed to relinquish Class A Warrants representing the right to purchase an aggregate of 83,333 shares of the Company's common stock;

         WHEREAS, the Agreement provides that such Agreement may be amended from time to time by an instrument signed by the parties thereto.

         NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained therein and herein, intending to be legally bound hereby, the parties agree as follows:

Section 1.       Interpretation and Definitions.

                 All terms used in this Amendment and not otherwise defined shall have the meanings ascribed to them in the Agreement. The Agreement and this Amendment are to be treated as one Agreement and are together referred to hereafter as the "Agreement". This Agreement, the Pledge Agreement, the Registration Agreement, the CPS Registration Agreement, the Senior Debentures, the Junior Debentures, the Class A, B, and C Warrants (all as hereinafter defined) and all documents to be delivered in connection herewith are defined as the "Loan Documents."

Section 2.       Amendment of Section 1.  Loan.

                 Section 1 of the Agreement is hereby amended in the following respects:

                 (a) Paragraph 1.01 of the Agreement is hereby amended by adding to the end thereof the following new paragraph:

                          On or about October 23, 1995, the Company will borrow Two Million Five Hundred Thousand Dollars ($2,500,000) from Bradley and One Million Five Hundred Thousand Dollars ($1,500,000) from Poole, such indebtedness to be evidenced by, and to be repaid according to the terms of, the debentures attached hereto as Exhibit 1.01(i) hereof (the "Junior Debentures", and together with the Senior Debentures, the "Debentures").

                 (b) Paragraph 1.02 of the Agreement is deleted in its entirety and replaced with the following new paragraph:

                          1.02 Collateral. The Debentures and the Holders' rights herein shall be secured by a pledge of and security interest in 600,000 shares of the common stock of Consumer Portfolio Services, Inc. ("CPS") (the "Collateral") which is held by CPS Holdings, Inc. ("Holdings"), a corporation in which Messrs. Bradley and Poole are principal shareholders. Holdings is a principal shareholder of CPS. Certificates evidencing the Collateral with properly executed stock powers and all additional shares or documents as shall be necessary or required by the

                          Pledge Agreement (as defined below) shall be delivered to PNC as Agent for the Holders. Bradley and Poole will cause Holdings to grant to the (i) Senior Holders a continuing first priority security interest in all such Collateral, and (ii) Junior Holders a continuing second priority security interest in all of such Collateral, subject to an Intercreditor Agreement between the Senior Holders and the Junior Holders in the form attached hereto as
                          Exhibit 1.02(i) (the "Holders' Intercreditor
                          Agreement"). Holdings shall execute and deliver to the Holders a Pledge Agreement in the form attached hereto as Exhibit 1.02(ii) (the "Pledge Agreement"). In addition, Bradley and Poole will cause CPS to execute and deliver to Holders a CPS Registration Agreement in the form attached hereto as Exhibit 1.02(iii) (the "CPS Registration Agreement").

                 (c) Paragraph 1.03 of the Agreement is amended by deleting the reference in the third line to "Twenty Million Dollars ($20,000,000)" and substituting therefor "Thirty Two Million Dollars ($32,000,000)".

                 (d)      Paragraph 1.04 is deleted in its entirety.

                 (e) Paragraph 1.05 of the Agreement is amended by deleting "Allied Capital Corporation" in the first sentence and substituting "PNC Capital Corp".

Section 3.       Amendment of Section 2.  Equity.

                 Section 2 of the Agreement is hereby amended in the following respects:

                 (a) Paragraph 2.01 of the Agreement is amended by denoting the existing paragraph as sub-paragraph A. and adding the following sub-paragraphs B and C. as follows:

                                  B.       On or about October 23, 1995, the
                          Company will issue and sell to the Junior Holders certain Stock Purchase Class A Warrants (the "Junior Holders Class A Warrants"), copies of which are attached hereto as Exhibit 2.01A(i), to acquire in the aggregate eighty-three thousand three hundred thirty three (83,333) shares (subject to the anti-dilution provisions of Section 2.03 below) of the Company's authorized but unissued common stock. Upon exercise of the Junior Holders Class A Warrants, the common stock issuable thereunder shall have all of the rights and privileges accorded the Company's other holders thereof pursuant to the Delaware General Corporation Law (except as to the special registration and other rights which are governed by the Registration Agreement attached hereto). The aggregate purchase price for the Junior Holders Class A Warrants is Ten Dollars ($10), payable ratably by the holders at the time of issuance thereof and the per share value thereof, for purposes of Section 1273 of the Internal Revenue code of 1986, as amended, is that amount which is equal to eighty percent (80%) of the fair market value of a share of the Company's common stock on the date hereof, determined as the closing sales price of common stock on the NASDAQ National Market on such date. The per share exercise price for the Junior Holders Class A Warrants shall be One Cent ($0.01). The Junior Holders Class A Warrants may not be exercised prior to May 25, 1996, unless the Company proposes to effect a registered public offering of its shares other than a registration relating solely to employee benefit plans or a Rule 145 transaction (at which time this restriction will not be applicable), and will expire upon the later of (i) three (3) years from the date of the final payment of the Junior Debentures or (ii) May 25, 2004.

                                  C. Simultaneous with the closing of the Acquisition, the Company will issue and sell to the Holders (other than Allied) certain additional Stock Purchase Class A Warrants (the "New Class A Warrants"), copies of which are attached hereto as
                          Exhibit 2.01B, to acquire in the aggregate five hundred thousand (500,000) shares (subject to the anti-dilution provisions of Section 2.03 below) of the Company's authorized but unissued common stock. Upon exercise of the New Class A Warrants, the common stock issuable thereunder shall have all of the rights and privileges accorded the Company's other holders thereof pursuant to the Delaware General Corporation Law (except as to the special registration and other rights which are governed by the Registration Agreement attached hereto as Exhibit
                          3). The aggregate purchase price for the New Class A Warrants is Ten Dollars ($10), payable ratably by the Holders, (other than Allied) upon the execution of this Amendment and the per share value thereof, for purposes of Section 1273 of the Internal Revenue Code of 1986, as amended, is that amount which is equal to eighty percent (80%) of the fair market value of a share of the Company's common stock on the date hereof, determined as the closing sales price of common stock on the NASDAQ National Market on such date. The per share exercise price for the New Class A Warrants shall be One Cent ($0.01). The New Class A Warrants may not be exercised during the first two
                          (2) years following the date of this Amendment, unless the Company proposes to effect a registered public offering of its shares other than a registration relating solely to employee benefit plans or Rule 145 transaction (at which time this restriction will not be applicable), and will expire upon the later of (i) three (3) years from the date of the final payment on the Senior Debentures or (ii) May 25, 2004.

                 (b) Section 2.02(B) of the Agreement is modified by (i) deleting the words "on a" from line 3, (ii) inserting "based on the aggregate number of shares of the Company's common stock issuable upon the exercise of the New Class A Warrants, the Junior Holders Class A Warrants and the Class A Warrants held by such Holder" after the word "pro rata" in line 3, (iii) deleting the word "basis" in line 3, and (iv) replacing the word "product" with

"quotient" in line 4.

                 (c)      Section 2.03(B)(i) of the Agreement is modified by
(i) inserting "(i)" after the word "excluding" in line 4, (ii) replacing the words "or a" in line 4 with "(ii) issuance of the Junior Holders Class A Warrants, New Class A Warrants and Class C Warrants and shares issued pursuant to the exercise thereof, and (iii) options and shares issued pursuant to exercises of options issued pursuant to", (iii) replacing the word "Closing" in line 7 with "the date of the Amendment", and (iv) replacing "four hundred seventy-two" with "five-hundred ninety-seven" in lines 7 and 8, (v) replacing "(1,472,222)" with "(1,597,222)" in line 8.

                 (d)      Paragraph 2.04 of the Agreement is added as follows:

                          2.04    Class C Warrants.

                                  A.       Generally.  Simultaneous with the
                          closing of the Acquisition, the Company will issue and sell to the Holders (other than Allied) certain Stock Purchase Class C warrants (the "Class C Warrants"), (copies of which are attached hereto as
                          Exhibit 2.04) to acquire in the aggregate seven hundred fifty thousand (750,000) shares (subject to the anti-dilution provisions of Section 2.03 above) of the Company's authorized but unissued common stock. Upon exercise of the Class C Warrants, the common stock issuable thereunder (the "C Warrant Shares") shall have all of the rights and privileges accorded the Company's other holders thereof pursuant to the Delaware General Corporation Law (except as to the special registration and other rights which are governed by the Registration Agreement attached hereto as Exhibit 3). The aggregate purchase price for the Class C Warrants is Ten Dollars ($10), payable ratably by the Holders (other than Allied) at the time of execution of this Amendment and the per share value thereof, for purposes of Section 1273 of the Internal Revenue Code of 1986, as amended, is that amount which is equal to eighty percent (80%) of the fair market value of a share of the Company's common stock on the date hereof, determined as the closing sales price of common stock on the NASDAQ National Market on such date. The per share exercise price for the Class C Warrants shall be One Cent ($0.01). The Class C Warrants may not be exercised by the Holders prior to October 31, 1998, unless (x) the Company proposes to effect a registered public offering of its shares other than a registration relating solely to employee benefit plans or a Rule 145 transaction (at which time this restriction will not be applicable), and/or (y) a Valuation Event shall have occurred, and will expire upon the later of (i) three (3) years from the date of the final payment on the Debentures or (ii) May 25, 2004. The Class A Warrants, the New Class A Warrants, the Junior Holders Class A Warrants, the Class B Warrants and the Class C Warrants are sometimes together called the "Warrants" in this

                          Agreement.


                          B. Reduction of Class C Warrants in Certain Circumstances. The Holders agree that, notwithstanding the issuance of the Class C Warrants to them pursuant to the terms hereof, the number of C Warrant Shares which they have the right to acquire upon the exercise thereof (the "Exercise Number") may be reduced in accordance with the following:

                                  (a)   As used in this Section the following
                          terms shall have the following meanings:

                                        "Cumulative EBITDA" shall mean EBITDA
                          from August 1, 1995 through the Valuation Date.

                                        "Cumulative Lower EBITDA Target" shall
                          mean, in respect of any Valuation Date, the amount set forth opposite such Valuation Date below.

                                        "Cumulative Upper EBITDA Target" shall
                          mean, in respect of any Valuation Date, the amount set forth opposite such Valuation Date below.


                                                                  Cumulative                  Cumulative
                                                                 Lower EBITDA                Upper EBITDA
                                                                   Target(1)                   Target(1)
                                                                   ---------                   ---------
                            8/1/95 though 7/31/96                 $10,798,000                 $12,528,000
                            8/1/95 though 7/31/97                  22,593,000                  29,532,000
                            8/1/95 though 7/31/98                  35,437,000                  50,139,000
                            8/1/95 though 7/31/99                  49,386,000                  72,515,000
                            8/1/95 though 7/31/00                  63,893,000                  96,155,000


                                        "Valuation Date" shall mean the last
                          day of the fiscal year immediately prior to the date of the first Valuation Event to occur in the event of a Valuation Event described in subpart (iii) of the definition of "Valuation Event" below, and the last day of the fiscal quarter immediately prior to the date of the first Valuation Event to occur in the event of a Valuation Event described in subparts (i) or (ii) below.

                                        In the event the Valuation Date is to
                          be measured upon the last day of a fiscal quarter, the Cumulative Lower EBITDA Target shall be equal to the sum of: (a) the product of (i) the difference between the Cumulative Lower EBITDA Target for the last day of the fiscal year immediately preceding such Valuation Date and the

                          Cumulative Lower EBITDA Target for the last day of the fiscal year immediately following such Valuation Date and (ii) the percentage (the "Completed Fiscal Quarter Factor") of fiscal quarters actually completed during the fiscal year of such Valuation Date; and (b) the Cumulative Lower EBITDA Target for the last day of the fiscal year immediately preceding the Valuation Date. The Cumulative Upper EBITDA Target shall be calculated on the same basis.

                                        For example:  If substantially all of
                          the assets of the Company are sold on November 15, 1998, then:

                                        1.      The Cumulative EBITDA would be
                          equal to EBITDA from August 1, 1995 through the fiscal quarter immediately preceding such Valuation Event, i.e., October 31, 1995.

                                        2.      The Cumulative Lower EBITDA
                          Target and Cumulative Upper EBITDA Target would be adjusted as follows:

                                                             Cumulative               Cumulative
                                                            Lower EBITDA             Upper EBITDA
                                                              Target                    Target
                                                            ------------             ------------
                          8/1/95 through 7/31/98            $35,437,000              $50,139,000
                          8/1/95 through 7/31/99            $49,386,000              $72,515,000
                                                            -----------              -----------
                          Difference                        $13,949,000              $22,376,000

                          Completed Fiscal Quarter Factor            25%                      25%
                                                            -----------              -----------
                                                            $ 3,487,250              $ 5,594,000

                          Prior Fiscal Year End Target      $35,437,000              $50,139,000
                                                            -----------              -----------
                          Adjusted Cumulative
                          EBITDA Target                     $38,924,250              $55,733,000

                                  In the event of the occurrence of a Valuation
                          Event described in (i) or (ii) below, at the option of either the Senior Holders or the Company, an audit of the Company's financial statements will be performed at the Company's expense.

                                        "Valuation Event" shall mean the
                          earlier of (i) a sale of all or substantially all of the Company's assets, (ii) a merger or consolidation of the Company with or into any other corporation (other than a merger to reincorporate the Company in a different jurisdiction, or a consolidation or merger in which the outstanding voting stock immediately prior to such consolidation or merger constitutes a majority of the voting stock of the surviving entity), or (iii) the election by any

          Holder to sell any C Warrant Shares, which election(s) may not be made prior to October 31, 1998. If no Valuation Event shall have occurred on or prior to October 31, 2000, then a Valuation Event shall be deemed to have occurred on such date.

                  (b)      If, on the Valuation Date,
          Cumulative EBITDA shall equal or exceed the Upper
          EBITDA Target, then the Holder(s) shall surrender and transfer to the Company all of the Class C Warrants.

                  (c)      If, on the Valuation Date,
          Cumulative EBITDA shall be less than or equal to the Lower EBITDA Target, then no Class C Warrants will be transferred to the Company.

                  (d)      If, on the Valuation Date,
          Cumulative EBITDA shall be greater than the Lower EBITDA Target but less than the Upper EBITDA Target, then the Exercise Number (expressed as a percentage of the C Warrant Shares Deemed Outstanding on the Valuation Date) shall be reduced pursuant to the following formula:


          (actual Cumulative EBITDA-Lower EBITDA Target) x C Warrant
          (--------------------------------------------)   Shares
          (Upper EBITDA Target - Lower EBITDA Target   )



          For Example:  If the Valuation Date is October 31,
          1998 and Cumulative EBITDA as of 7/31/98 is $42,788,000, then the Exercise Number (expressed as a percentage of the C Warrant Shares) would be reduced by 375,000 in accordance with the following calculation:


          ($42.788 mil. - $35.437 mil.)  x (750,000)  =  375,000
          (---------------------------)
          ($50.139 mil. - $35.437 mil.)


                  (e)      Cumulative EBITDA shall be
          determined using the financial statements to be delivered to the Holders under Section 6.03 hereof.
          If such most recent financial statements have not been prepared and delivered to the Holders as of the date when a Valuation Event occurs, then Cumulative
          EBITDA shall not be calculated until such delivery occurs. The Company shall make such calculation and shall deliver the same to the Holders together with such additional information regarding how such calculation was made as the Holders may reasonably require. The Holders shall have 20 days after their receipt of such calculation and information to review the same. If the Holders shall dispute such calculation, they shall give notice to the Company within such 20-day period, whereupon the Company and the Holders shall proceed to negotiate in good faith regarding the resolution of such dispute. If such dispute is not resolved within 20 days after the Holder's notice, then the dispute shall be submitted to an independent certified public accountant of recognized national standing mutually agreed upon by the Holders and the Company whose determination shall be binding on the parties absent manifest error. Failure of the Holders to respond within such 20-day period shall mean that the Holders have accepted such calculation.

                                  (f)      Promptly after any reduction in the
                          Exercise Number pursuant to this Section, the Holders shall surrender the Class C Warrants to the Company and the Company shall issue to the Holders new Warrants reflecting such reduced Exercise Number. If the Warrant has already been exercised, then the Holders shall surrender to the Company the appropriate number of Warrant Shares upon the refund to it of the Exercise Price for such shares.

                                  (g)      For the purposes of this Section,
                          "EBITDA" shall mean, as for any fiscal period, the Company's (i) Net Income (as defined below) for such period, plus (ii) all income taxes included as an expense of the Company in determining Net Income for such period, plus (iii) interest deducted as an expense of the Company in the determination of Net Income for such period, plus (iv) depreciation, amortization and other non-cash expenses deducted in determining Net Income for such period, plus (v) any amounts paid (excluding fees, expenses and other costs) in settlement of or as a result of a final judgment in the Kochenash litigation referenced in
                          Section 2.02C(ii) of the Agreement, up to a maximum of $1,500,000.

                                  (h)     For the purposes of this Section,
                          "Net Income" shall mean the Company's consolidated net income (or loss) after income and franchise taxes and shall have the meaning given such term by GAAP, provided that there shall be specifically excluded therefrom tax-adjusted (a) gains or losses from the sale of capital assets, (b) net income of any person in which the Company has an ownership interest unless received by the Company in a cash distribution and (c) any gains arising from extraordinary items, as determined in accordance with GAAP.

Section 4.       Registration Rights.

                 Section 3 of the Agreement is hereby amended by adding the following at the end of such Section:

                          Notwithstanding anything contained in the Agreement or the Registration Agreement (as defined in the Agreement) to the contrary, only the Senior Holders shall have the right to request a Demand Registration (as defined in Section 1 of the Registration Agreement), but Allied and the Junior Holders may, on a pro-rata basis and subject to the terms and conditions of the Registration Agreement, include any of its or their Warrant Shares (the "Additional Warrant Shares") in any Demand Registration that may be requested so long as the inclusion of any such Additional Warrant Shares does not interfere with or restrict the number of Warrant Shares desired to be included by any Senior Holder in connection with such Demand Registration. In the event any of the Additional Warrant Shares held by Allied are included in such Demand Registration, the Additional Warrant Shares held by the Junior Holders may be included in such Demand Registration only to the extent that the inclusion of such Additional Warrant Shares would not interfere with or restrict the number of Warrant Shares desired to be included by Allied.

Section 5.       Affirmative Covenants.


                          Section 6 of the Agreement is hereby amended by deleting Paragraphs 6.01, 6.02, 6.03, 6.04, 6.07,
                          6.08, 6.10, 6.11, 6.12, 6.17 and 6.18 and inserting
                          the following at the end of such Section:

                          6.20 Taxes. The Company will pay, prior to delinquency, all taxes, assessments, claims and other charges (herein "taxes") lawfully levied or assessed upon the Company and if such taxes remain unpaid after the date fixed for the payment thereof, unless such taxes are being diligently contested in good faith by the Company by appropriate proceedings..

                          6.21 Compliance with Laws. The Company: (a) will comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the operation of the Company's business; provided, however, that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in Holders' reasonable opinion, materially and adversely affect the operation of the Company's business; (b) will comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the operation of the business of the Company.

                          6.22 Financial Statements. Until termination of the Agreement and payment and satisfaction of all obligations due hereunder, the Company agrees that, unless Holders shall have otherwise consented in writing, the Company will furnish to Holders, within ninety (90) days after the end of each fiscal year of the Company, an audited Consolidated Balance Sheet as at the close of such year, and statements of consolidated earnings, cash flow and reconciliation of surplus of the

                          Company and its Consolidated Subsidiaries, audited by Price Waterhouse, LLP, or such other independent public accountants of national standing selected by the Company, within forty-five (45) days after the end of each fiscal quarter a Balance Sheet as at the end of such period and statements of earnings, cash flow and surplus of the Company, certified by an authorized financial or accounting officer of the Company; and within thirty (30) days after the end of each month monthly interim financial statements, certified by an authorized financial or accounting officer of the Company; and from time to time, such further information regarding the business affairs and financial condition of the Company as Holders may reasonably request. The Company shall deliver to Holders no later than (60) days from the start of each fiscal year end of the Company, annual cash flow projections for such fiscal year, including a projected consolidated balance sheet and consolidated statements of earnings, cash flow and surplus (and such consolidating statements as Holders may request). All such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied, subject to year end adjustments. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer's certificate certifying that: (i) the financial statement(s) fairly and accurately represent(s) the Company's and Consolidated Subsidiaries' financial condition at the end of the particular accounting period, as well as the Company's and Consolidated Subsidiaries' operating results during such accounting period, subject to year-end audit adjustments; (ii) during the particular accounting period there has been no default or condition which, with the passage of time or notice, or both, would constitute a default or event of default under this Agreement or the Agreements executed in connection with the Senior Debt; provided, however, that if any executive officer of the Company has knowledge that any such default or event of default has occurred during such period, the existence of and a detailed description of same shall be set forth in the officer's certificate; and (iii) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this Agreement.

                          The Company shall furnish to Holders promptly upon receipt thereof, copies of any reports submitted to the Company by independent certified accountants in connection with the examination of the financial statements and financial, accounting and auditing controls (including, without limitation, management letters) of the Company and its Consolidated Subsidiaries made by such accountants.

Section 6.                Negative Covenants.

                 (a) Section 7 of the Agreement is hereby amended by deleting sections

7.01, 7.02, 7.03, 7.04, 7.05, 7.07, 7.08 and 7.09 and modifying section 7.06 as follows:


                          The third line of paragraph 7.06 is restated to read:
                          "the Company to exceed or violate the Permitted Indebtedness definition set forth below, enter any material ..."

                 (b)      The following paragraphs are added at the end of
Section 7:

                          7.10 Certain Restrictions. Until termination of the Agreement and payment and satisfaction of the Debentures, the Company will not, without the prior written consent of Holders, except as otherwise herein provided:


                          A. Incur or create any Indebtedness other than the Permitted Indebtedness;

                          B. Merge, consolidate or otherwise alter or modify its name, principal place of business, structure, existence, or enter into or engage in any or activity materially different from that being conducted by the Company;

                          C. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

                          D. Declare or pay any dividend of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding;

                          E.      Make any advance or loan to, or any
                          investment in, any firm, entity, person or corporation; or

                          F.      Change its fiscal year.

                          7.11    Minimum Consolidated Net Worth.   The Company
                          and its Consolidated Subsidiaries shall maintain at the end of each Rolling Period a Consolidated Net Worth of not less than the following:

                          Rolling Period                     Amount
                          --------------                     ------
                          January 31, 1996                   $17,000,000
                          April 30, 1996                     $17,000,000
                          July 31, 1996                      $17,000,000
                          July 31, 1997                      $22,000,000

                          July 31, 1998                      $27,000,000
                          July 31, 1999                      $33,500,000
                          July 31, 2000                      $40,500,000
                          and   thereafter

                          7.12 Consolidated Interest Coverage Ratio. The Company and its Consolidated Subsidiaries shall maintain at the end of each Rolling Period, a Consolidated Interest Coverage Ratio of not less than the following-

                          Rolling Period                           Ratio
                          --------------                           -----
                          January 30, 1996              1.65        to       1.00
                          April 30, 1996                2.19        to       1.00
                          July 31, 1996                 2.41        to       1.00
                          July 31, 1997                 2.93        to       1.00
                          July 31, 1998                 3.50        to       1.00
                          July 31, 1999                 3.60        to       1.00
                          July 31, 2000                 3.60        to       1.00
                          and thereafter

                          7.13    Consolidated Total Liabilities to
                          Consolidated Net Worth.  The Company and its
                          Consolidated Subsidiaries will not at the end of each Rolling Period, permit the ratio of Consolidated Current Liabilities to Consolidated Net Worth to be greater than the following:

                          Rolling Period                            Ratio
                          --------------                            -----
                          January 31, 1996                 5.75      to       1.00
                          April 30, 1996                   5.64      to       1.00
                          July 31, 1996                    5.29      to       1.00
                          July 31, 1997                    4.18      to       1.00
                          July 31, 1998                    3.30      to       1.00
                          July 31, 1999                    3.25      to       1.00
                          July 31, 2000                    3.25      to       1.00
                          and thereafter

                          7.14 Consolidated Current Ratio. The Company and its Consolidated Subsidiaries shall have at the end of each Rolling Period a ratio of Consolidated Current Assets to Consolidated Current Liabilities of not less than the following:

                          Rolling Period                            Ratio
                          --------------                            -----
                          January 31, 1996                 0.88      to       1.00
                          April 30, 1996                   0.89      to       1.00

                          July 31, 1996                    0.94      to       1.00
                          July 31, 1997                    1.08      to       1.00
                          July 31, 1998                    1.25      to       1.00
                          July 31, 1999                    1.35      to       1.00
                          July 31, 2000                    1.35      to       1.00
                          and thereafter

                          7.15 Consolidated Fixed Charge Coverage Ratio. The Company and its Consolidated Subsidiaries shall maintain at the end of each Rolling Period a Consolidated Fixed Charge Coverage Ratio of not less than the following:

                          Rolling Period                                 Ratio
                          --------------                                 -----
                          January 31, 1996                      0.51      to         1.00
                          April 30, 1996                        0.73      to         1.00
                          July 31, 1996                         0.90      to         1.00
                          July 31, 1997                         1.38      to         1.00
                          July 31, 1998                         1.45      to         1.00
                          July 31, 1999                         1.50      to         1.00
                          July 31, 2000                         1.50      to         1.00
                          and hereafter

                          7.16 Consolidated EBITDA. The Company and its Consolidated Subsidiaries shall have as of the end of each Rolling Period an amount of Consolidated EBITDA of not less than the following:

                          Rolling Period                              Amount
                          --------------                              ------
                          January 31, 1996                          $ 1,641,000
                          April 30, 1996                            $ 4,309,000
                          July 31, 1996                             $ 6,500,000
                          July 31, 1997                             $12,000,000
                          July 31, 1998                             $14,500,000
                          July 31, 1999                             $16,000,000
                          July 31, 2000                             $17,000,000
                          and thereafter

                          7.17 Certain Adjustments. Notwithstanding the foregoing financial covenants set forth in paragraphs
                          7.11 though 7.16 of this Section 7, to the extent that the Company is obligated to pay any amounts in settlement of the litigation entitled Kochenash v. Stanwich Oil & Gas, Inc. et al, and such obligation or payment results in noncompliance by the Company and its Consolidated Subsidiaries for any period with any or all of such financial covenants, then for the relevant period and for the purpose of determining such compliance, Consolidated EBITDA (in the case of the financial covenants in paragraph 7.12, 7.15 and 7.16) will be increased, and Consolidated Current Liabilities (in the case of the financial covenants in paragraphs 7.11, 7.13, and 7.14) will be decreased, by the lesser of (i) $2,000,000, or (ii) such amount as may be necessary to effect the minimum level of compliance with the relevant financial covenant.

                          7.18 Capital Expenditures. The aggregate amount of all Capital Expenditures of Company and its Subsidiaries will not exceed $1,500,000 for the period from October 23, 1995 through July 31, 1996 or $1,500,000 in any fiscal year thereafter. In any fiscal year the Company and its Subsidiaries shall be entitled to add to the $1,500,000 ceiling for such fiscal year, Capital Expenditures equal to one-half of the amount, if any, by which $1,500,000 exceeds the amount of Capital Expenditures which were made in the preceding fiscal year, provided that for the fiscal year commencing August 1, 1996 the applicable addition shall be one-half of the excess of $1,500,000 over the amount of Capital Expenditures made in the period from October 23, 1995 through July 31, 1996.

                          7.19 Environmental Compliance. The Company will advise Holders in writing of: a) all expenditures (actual or anticipated) in excess of $150,000 for x) environmental clean-up, y) environmental compliance or z) environmental testing and the impact of said expenses on the Company's working capital; and b) any notices the Company-receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide Holders with copies of all such notices if so required.

                          7.20 Transactions with Affiliates. Without the prior written consent of Holders, the Company will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with any Subsidiary or affiliate of the Company unless such transaction shall be on an arm's length basis on terms no less favorable to the Company than a transaction with a third party.

                          7.21 ERISA Notices. The Company will deliver to Holders, if and when (but in no case less than ten
                          (10) days from the date of such event) (i) the Company or any ERISA Affiliate gives or is required to give notice to the PBGC of any Reportable Event with respect to any Pension Plan, a copy of the notice of such Reportable Event; (ii) the Company or any ERISA Affiliate becomes obligated to contribute to a Multiemployer Plan to which such entity was not obligated to contribute on the Closing Date, a letter of a financial officer describing such event and estimating the future contingent withdrawal liability with respect thereto; (iii) the Company or any ERISA Affiliate receives notice of complete or partial withdrawal liability with respect to a Multiemployer Plan or receives notice that a Multiemployer Plan may be or has been terminated, in Reorganization or Insolvency, or receives notice from the administrator of a Multiemployer Plan that indicates the existence of potential withdrawal liability under a Multiemployer Plan, a copy of such notice; (iv) the Company or any ERISA Affiliate receives notice from the PBGC of an intent to terminate or appoint a trustee to administer any Pension Plan or Multiemployer Plan, a copy of such notice; (v) the Company or any ERISA Affiliate fails to make a timely contribution to a Pension Plan which may give rise or has given rise to an accumulated funding deficiency or a lien, a letter of a financial officer describing such event; (vi) the Company or any ERISA Affiliate adopts or proposes to adopt an amendment which may require or requires the granting of a security interest, a letter of a financial officer describing such event; (vii) the Company or any ERISA Affiliate fails to make a contribution required under the terms of an Employee Benefit Plan or Pension Plan or as required by law, which failure has a material adverse effect on such Employee Benefit Plan or Pension Plan, a letter of a financial officer describing such event; (ix) if any Pension Plan intending to qualify under section 401(a) or 401(k) of the Code fails to so qualify, a letter of a financial officer describing such event; (x) a transaction prohibited under section 4975 of the Code or section 406 of ERISA occurs resulting in liability to the Company or any entity which the Company has an obligation to indemnify, a letter of a financial officer describing such event. Upon the request of Holders made from time to time, the Company will deliver a copy of the most recent actuarial report and annual report completed with respect to any Employee Benefit Plan or any other financial information the Company or any ERISA Affiliate has with respect to any Employee Benefit Plan.

                          7.22 ERISA Covenant. The Company will, and will cause each of its ERISA Affiliates to, maintain all Employee Benefit Plans and Pension Plans in material compliance with all applicable law, including any reporting requirements, and make all contributions due under the terms of each Pension Plan and Employee Benefit Plan or as required by law.

                 (b) As used in this Agreement the following terms shall have the following meanings:

                                  "Capital Expenditures" shall mean, for any
                 period, the aggregate of all expenditures of the Company and its Subsidiaries during such period that in conformity with GAAP are required to be included in or reflected by the property, plant or equipment or similar fixed asset account reflected in the balance sheet of the Company and its Consolidated Subsidiaries.

                                  "Capital Lease" shall mean any lease of
                 property whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on the balance sheet of the Company.

                                  "Code" shall mean the Internal Revenue Code
                 of 1986, as amended.

                                  "Consolidated Current Assets" shall mean
                 those assets of the Company and its Consolidated Subsidiaries on a consolidated basis, which in accordance with GAAP, are classified as "current".

                                  "Consolidated Current Liabilities" shall mean
                 those liabilities of the Company and its Consolidated Subsidiaries, on a consolidated basis, which in accordance with GAAP, are classified as "current"; provided, however, that notwithstanding GAAP, the Revolving Loans under the Senior Debt and the current portion of Permitted Indebtedness shall be considered "current liabilities".

                                  "Consolidated EBITDA" shall mean, in any
                 period, all earnings of the Company and its Consolidated Subsidiaries, on a consolidated basis, before all interest tax obligations, depreciation and amortization of intangibles of the Company and its Consolidated Subsidiaries, on a consolidated basis, for said period determined in accordance with GAAP.

                                  "Consolidated Fixed Charge Coverage Ratio"
                 shall mean for any period, a ratio determined as of the relevant calculation date by dividing (a) Consolidated EBITDA by (b) the sum for such period of (i) Consolidated Interest Expense, plus (ii) payments made on the term portion of the Senior Debt, plus (iii) Capital Expenditures, plus (iv) income taxes of the Company and its Consolidated Subsidiaries determined in accordance with GAAP.

                                  "Consolidated Interest Expense" shall mean
                 total consolidated interest obligations of the Company and its Consolidated Subsidiaries determined in accordance with GAAP and in a manner consistent with the latest audited statements of the Company, but exclusive of amortization of debt discount.

                                  "Consolidated Interest Coverage Ratio" shall
                 mean a ratio determined as of the relevant calculation date by dividing Consolidated EBITDA by Consolidated Interest Expense for the relevant period.

                                  "Consolidated Net Worth" shall mean, with
                 respect to the Company and its Consolidated Subsidiaries, assets in excess of liabilities determined in accordance with GAAP in a manner consistent with the latest audited financial statements of the Company and its Consolidated Subsidiaries.

                                  "Consolidated Subsidiaries" shall mean all
                 subsidiaries of the Company that should be included in the Company's consolidated financial statements, all as determined in accordance with GAAP.

                                  "Employee Benefit Plan" shall mean any plan,
                 agreement, arrangement or commitment which is an employee benefit plan, as defined in section 3(3) of ERISA, maintained by the Company or any ERISA Affiliate with respect to which the Company or any ERISA Affiliate at any relevant time has any liability or obligation to contribute.

                                  "ERISA" shall mean the Employee Retirement
                 Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

                                  "ERISA Affiliate" shall mean, with respect to
                 the Company, any entity required to be aggregated with the Company under Section 414(b), (c), (m) or (o) of the Code.

                                  "GAAP" shall mean generally accepted
                 accounting principals in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

                                  "Insolvency" shall mean, at any particular
                 time, a Multiemployer Plan which is insolvent within the meaning of section 4245 of ERISA.

                                  "Multiemployer Plan" shall mean a plan which
                 is a multiemployer plan as defined in Section 3(37) of ERISA.

                                  "PBGC" shall mean Pension Benefit Guaranty
                 Corporation.

                                  "Pension Plan" shall mean any Employee
                 Benefit Plan which is a "pension plan" within the meaning of
                 Section 3(2) of ERISA.

                                  "Permitted Indebtedness" shall mean: (i) the
                 Senior Debt, which may be increased to an amount not in excess of $32 million (ii) Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, taxes or labor;
                 (iii) Indebtedness secured by the Purchase Money Liens; (iv) Indebtedness arising under this Agreement; (v) deferred taxes and other expenses incurred in the ordinary course of business; and (vi) other Indebtedness existing on October 23, 1995 and listed in the most recent financial statement delivered to the Holders; and (vii) Capital Leases, provided the amount thereof shall not exceed $5,000,000 in the aggregate outstanding at any one time..

                                  "Purchase Money Liens" shall mean liens on
                 any item of
                 equipment acquired after the date of this Agreement; provided, however, that (i) each such lien shall attach only to the property to be acquired, and (ii) the debt incurred in connection with such acquisition shall not exceed in the aggregate $500,000 in any fiscal year.

                                  "Reorganization" shall mean with respect to
                 any Multiemployer Plan, the condition that such plan is in reorganization under section 4241 of ERISA.

                                  "Reportable Event" shall mean an event
                 described in section 4043 of ERISA or in the regulations thereunder.

                                  "Rolling Period" shall mean (a) with respect
                 to any fiscal quarter ending on or prior to October 31, 1996, the period commencing with the first fiscal quarter commencing November 1, 1995 and ending on the last day of such fiscal quarter, and (b) with respect to a fiscal quarter ending after October 31, 1996, such fiscal quarter and the preceding three fiscal quarters.-


Section 7.       Default.

                 Section 8 of the Agreement is hereby amended in the following respects:

                 (a) Paragraph 8.01 is hereby amended by inserting the word "or" between "Warrants" and "Debentures" and deleting the words "or Security Documents."

                 (b) Paragraph 8.02 of the Agreement is hereby deleted in its entirety and replaced with the following new paragraph:

         8.02 Breach. "The Company shall fail to comply with the covenants in this Agreement, or CPS shall fail to comply with the covenants in the CPS Registration Agreement, as such covenants exist on the date hereof and such failure shall continue for a period of thirty (30) days after the date of breach."

                 (c) Paragraph 8.03 of the Agreement is hereby amended by adding the word "material" before the word "representation" in the first line, and adding the words "in any material respect" after the word "untrue" in the second line.

                 (d) Paragraph 8.04 of the Agreement is deleted in its entirety and replaced with the following new Paragraph:

                          8.04 Bankruptcy. The Company shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; or the Company shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed;

                 (e) Paragraph 8.05 of the Agreement is deleted in its entirety and replaced with the following new Paragraph:

                          8.05    Actions Seeking Reorganization.  Any
                          involuntary case, proceeding or other action against the Company is commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it or (ii) shall remain undismissed for a period of sixty (60) days;

                 (f) Paragraph 8.06 of the Agreement is deleted in its entirety.

                 (g) Paragraph 8.07 of the Agreement is deleted in its entirety and replaced with the following new Paragraph:

                          8.07 Other Defaults. A default by the Company shall have occurred and be continuing under the Senior Debt and/or the Junior Debentures, and/or in any payment of principal of or interest on any other obligation for borrowed money (or any obligation or obligations under a conditional sale or other title retention agreement or any obligation or obligations issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto in each case involving any individual obligation or one or more obligations in an aggregate principal amount of $250,000 or more or (ii) a default by the Company shall have occurred and be continuing in the performance of any other agreement, term or condition contained in any agreement under which any such obligation referred to in clause (i) is created (or if any other default under any such agreement shall occur and be continuing) if the effect of such default is to cause, or permit the holder or holders of such obligation or obligations (or a trustee on behalf of such holder or holders) to cause, such obligation or obligations to become due prior to its or their stated maturity in each case involving any individual obligation or one or more obligations in an aggregate principal amount of $250,000 or more.

                 (h) Paragraph 8.08 of the Agreement is deleted in its entirety.

Section 8.       Security Interest.

                 Paragraph 12.02 of the Agreement is hereby amended by deleting such Paragraph in its entirety.

Section 9.       Notice.

                 Section 13 of the Agreement is hereby amended by adding the following at the end of such section:

                          To Bradley:              c/o Stanwich Partners, Inc.
                                                   One Stamford Landing
                                                   62 Southfield Avenue
                                                   Stamford, CT  06902

                          To Poole:                c/o Stanwich Partners, Inc.
                                                   One Stamford Landing
                                                   62 Southfield Avenue
                                                   Stamford, CT  06902

Section 10.      Holders.

                 (a) Except as provided in this Section 10, as of the date hereof, Allied shall no longer have any rights as a Holder under the Agreement. Notwithstanding the foregoing, so long as Allied continues to be a holder of any Warrants, it shall be treated as a Holder for purposes of Paragraphs 2.01, 2.02, 2.03, 6.13, 6.14, 6.15, 9.02 and 12.01, and Sections 3, 5, 10, 13, 14,
15, 17, 18, 19, 20, 21 and 22. Additionally, so long as the Company is required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, the Company shall provide Allied with the information reported to the Commission in connection therewith within ten (10) days after the same is provided to the Commission; provided, however, in the event the Company is not required to comply, or fails to comply, with the reporting requirements of the Securities Exchange Act of 1934, as amended, Allied shall receive the information described in Paragraph 6.22 of this Agreement, as and when provided to the Holders. Notwithstanding anything to the contrary contained herein, no failure on the part of the Company to provide any information to Allied shall constitute an Event of Default under the Agreement; provided, however, Allied shall have the right to seek injunctive relief to compel the Company to provide such information.

                 (b) The parties hereto acknowledge that concurrently with the execution of this Amendment, the Company shall repay to Allied all outstanding sums owed by the Company under the Debentures held by Allied.

                 (c) The parties hereto acknowledge that concurrently with the execution of this Amendment, the Junior Holders are purchasing the Junior Debentures and that the Junior Holders have the right to sell all or a part of the Junior Debentures to third parties. The parties hereto agree that no part of the Junior Debentures may be sold to third parties without the prior written consent of the Senior Holders, which consent shall not be unreasonably withheld.

                 (d) The parties hereto agree that the Agreement is hereby modified to provide that wherever the consent of a "Holder" or the "Holders" is required thereunder, such consent shall only be required from the Senior Holders.

Section 9.       Conditions Precedent to the Obligations of the Senior Holders.

                 The obligation of the Senior Holders and Allied to execute and deliver this Amendment and consummate the transactions contemplated by this Amendment is subject to the satisfaction of each of the following conditions precedent:

                 (a) the representations and warranties of the Company in the Agreement shall be true and correct in all material respects as of the date hereof as if made at such time subject to disclosures made to the Holders in writing in connection with the execution of this Agreement;

                 (b) all covenants and agreements of the Company to be performed or observed at or prior to the date hereof shall have been performed or observed;

                 (c) no Material Adverse Change shall have occurred with respect to the Company;

                 (d) Holdings shall have delivered a fully executed copy of the Pledge Agreement;

                 (e) CPS shall have delivered a fully executed copy of the CPS Registration Agreement;

                 (f) the Company and the Junior Holders shall have delivered a fully executed copy of the Holders' Intercreditor Agreement;

                 (g) the Company shall have delivered to the Senior Holders and Allied, the following:

                          (i)  an Officer's Certificate of the Company executed
by its President and certifying that each of the conditions specified in subsections (a) through (c) above, insofar as they relate to the Company, have been satisfied;

                          (ii)  a Secretary's Certificate of the Company
certifying as to its Certificate of Incorporation, By-Laws, resolutions and incumbency;

                          (iii)  a Good Standing Certificate of the Company
issued by the Secretary of State of Delaware; and

                          (iv)  an opinion of the Company's counsel addressed
to the Senior Holders and in form and substance reasonably acceptable to the Senior Holders and their counsel;

                 (h) Holdings shall have delivered to the Senior Holders and Allied a Secretary's Certificate of Holdings certifying (i) as to its Certificate of Incorporation, By-Laws, resolutions and incumbency, and (ii) that all of the documents executed and actions taken by or on behalf of Holdings in connection with this Amendment and the transactions related thereto have been duly authorized by the Board of Directors of Holdings;

                 (i) The Company shall have paid all of the fees, costs and expenses, including without limitation, attorney's fees, of the Senior Holders and Allied which are incurred in connection with the negotiation and execution of this Amendment and the consummation of the transactions contemplated herein.

                 (j) The Company shall have delivered all of the other documents, instruments and agreements to the Senior Holders and Allied which are required by the terms of this Amendment.



Section 10.      Miscellaneous.

                 (a) The Company agrees to pay and save the Holders harmless against liability for the payment of all reasonable out-of-pocket expenses of the Holders arising in connection with this Amendment, including fees and expenses of counsel for the Holders.

                 (b) The provisions of the Agreement shall remain in full force and effect except as modified hereby.


                               [End of Document]

         IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed and delivered this First Amendment to Investment Agreement as of the date first written above.





                                           DEVLIEG-BULLARD, INC.


ATTEST:                                    By: /s/ W. O. Thomas
       ---------------------------            -------------------------------

                                           ALLIED INVESTMENT CORPORATION


ATTEST:                                    By: /s/ Richard E. Fearon, Jr.
       ---------------------------            -------------------------------

                                           ALLIED INVESTMENT CORPORATION II


ATTEST:                                    By: /s/ Richard E. Fearon, Jr.
       ---------------------------            -------------------------------

                                           ALLIED CAPITAL CORPORATION II


ATTEST:                                    By: /s/ Richard E. Fearon, Jr.
       ---------------------------            -------------------------------

                                           BANC ONE CAPITAL PARTNERS CORPORATION


ATTEST:                                    By: /s/ James H. Wolfe
       ---------------------------            -------------------------------

                                           PNC CAPITAL CORP


ATTEST:                                    By: /s/ David J. Blair
       ---------------------------            -------------------------------



WITNESS:                                   /s/ Charles E. Bradley, Sr.
        --------------------------         ----------------------------------
                                           CHARLES E. BRADLEY, SR.


WITNESS:                                   /s/ John G. Poole
        --------------------------         ----------------------------------
                                           JOHN G. POOLE








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